Exhibit 99

                               FIRST AMENDMENT TO
                     INFORMATION MANAGEMENT RESOURCES, INC.
                              STOCK INCENTIVE PLAN

WHEREAS, the Information Management Resources, Inc. Stock Incentive Plan (the "Plan") which became effective on July 15, 1996 originally provided pursuant to
Section 3, a reserve of Five Hundred Forty Four Thousand Five Hundred Ninety Eight (544,598) shares (the "Original Reserve") for issuance under the Plan and this number was automatically adjusted to Eight Million One Hundred Sixty Eight Thousand Nine Hundred Seventy (8,168,970) shares pursuant to Section 11 to reflect first a 10 for 1 reclassification in September 1996, and second to reflect a 3 for 2 stock split in the form of a dividend payable on July 10, 1997;

AND WHEREAS, it is desired to increase the reserve by an additional Two Million Five Hundred Thousand shares;


NOW THEREFORE, The Information Management Resources, Inc. Stock Incentive Plan (the "Plan") is amended, effective as of October 2, 1997, upon the approval of the Company's shareholders, by deleting in its entirety Section 3 of the Plan and substituting therefor the following new Section 3:


                                   Section 3.
                       SHARES SUBJECT TO STOCK INCENTIVES

               The total number of Shares that may be issued pursuant to Stock Incentives under this Plan shall not exceed Ten Million Six Hundred Sixty Eight Thousand Nine Hundred Seventy (10,668,970) as adjusted pursuant to Section 11. Such Shares shall be reserved, to the extent that the Company deems appropriate, from authorized but unissued Shares, and from Shares which have been reacquired by the Company. Furthermore, any Shares subject to a Stock Incentive which remain after the cancellation, expiration or exchange of such Stock Incentive thereafter shall again become available for use under this Plan, but any Surrendered Shares which remain after the surrender of an ISO or a Non-ISO under Section 8 shall not again become available for use under this Plan.


FURTHER, any Stock Incentives granted under the Plan which exceed the Original Reserve prior to shareholder approval of this First Amendment shall be automatically granted subject to such approval.

        Adopted by the Board of Directors of the Company effective October 2, 1997 subject to approval by the Company's shareholders.

                                                         /s/ Dilip Patel
                                                    -------------------------
                                                       Corporate Secretary